Exhibit 23.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     As independent public accountants, we hereby consent to the incorporation of our report dated October 30, 2001, on the consolidated financial statements of Tanisys Technology, Inc. as of September 30, 2001 and 2000, and for the years ended September 30, 2001, 2000 and 1999, included in Tanisys Technology, Inc.’s Form 10-K/A file number 0-29038, into this Form 10-K for New Century Equity Holdings Corp. for the fiscal year ended December 31, 2001 and into New Century Equity Holdings Corp.’s previously filed Registration Statements (SEC File No. 333-08249, 333-08251, 333-08257, 333-08303, 333-11492, 333-30854, 333-30856, 333-30926, 333-36785, 333-37420, 333-55316, 333-64325, 333-66903, 333-70947 and 333-70951).

/s/ BROWN, GRAHAM AND COMPANY, P.C.

Austin, Texas April 11, 2002